NEWS RELEASE
                                    FOR MORE INFORMATION CONTACT
                                    Shirley B. Kessler
                                    President and
                                    Chief Executive Officer
                                    ----------------------------

                                    FOR IMMEDIATE RELEASE
                                    (618) 395-8676

                   COMMUNITY FINANCIAL CORP.
               TO ACQUIRE EGYPTIAN BANCSHARES, INC.,
     THE EGYPTIAN STATE BANK AND SALINE COUNTY STATE BANK

     Olney, Illinois - May 22, 1997. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A., and Egyptian Bancshares, Inc., the holding company for The Egyptian State Bank and Saline County State Bank, an nounced today that they have signed an agreement pursuant to which Community Financial Corp. will acquire Egyptian Bancshares, Inc. for a cash purchase price currently estimated to be $8.0 million.

     The Egyptian State Bank has one office, located in Carrier Mills, Illinois, with total assets of $24.9 million, and Saline County State Bank has two offices, located in Stonefort and Creal Springs, Illinois, with total assets of $16.4 million. It is anticipated that both banks will remain as separate bank subsid iaries of Community Financial Corp. following the acquisition. Most of the existing Directors of the banks have agreed to continue to serve as Directors of the Banks. All staff members will be retained to ensure the high level of service the custom ers have come to expect.

     "Community Financial Corp. is very enthusiastic about its agreement to purchase Egyptian Bancshares, Inc.," stated Shirley
B. Kessler, President of Community Financial Corp. "We are excited about the growth potential these markets hold and the opportunity to offer our existing products to new customers."

     Thomas E. Overstreet, President of both The Egyptian State Bank and Saline County State Bank, said, "We believe that affili ation with Community Bank & Trust will enable us to enhance our product offerings and better serve our communities. Community Bank & Trust provides the same kind of personal service that has been the foundation of our growth. We are confident that our customers will benefit from this affiliation."

    The acquisition would result in consolidated assets for Community Financial Corp. of approximately $224.0 million, consolidated loans of approximately $137.6 million and consoli dated deposits of approximately $174.1 million based on March 31, 1997 financial information. The acquisition is expected to be completed in the fourth quarter of 1997 and is subject to various conditions, including regulatory approval and the approval of the shareholders of Egyptian Bancshares, Inc.

    Community Financial Corp. is the bank holding company for Community Bank & Trust, N.A. Community Bank & Trust, N.A.
operates five offices serving Richland, Coles, Jasper, Lawrence, and Wayne Counties in Southeastern Illinois.